UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 23, 2015

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Old Connecticut Path

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 23, 2015, the Compensation Committee of the Board of Directors of HeartWare International, Inc. approved 2015 merit adjustments in base salary, 2014 annual incentive compensation and 2015 annual equity awards for our executive officers, including our named executive officers (NEOs). Merit adjustments for NEOs were based on a review of benchmarking data for similarly situated companies previously provided by Pearl Meyer & Partners, the Committee’s independent compensation consultants, as well as individual and corporate performance. The annual base salary for 2015 of Mr. Godshall, our chief executive officer, was increased from approximately $562,000 to approximately $582,000, Mr. McAree, our chief financial officer, from approximately $337,000 to approximately $350,000, Mr. Knopf, our general counsel, from approximately $342,000 to approximately $357,000, Mr. Schuermann, our global head of sales and marketing, from approximately $316,000 to approximately $331,000, and Mr. LaRose, our chief scientific officer, from approximately $333,000 to approximately $343,000.

Annual incentive compensation for 2014 was based on achievement of corporate performance objectives and individual performance goals, as determined by the Compensation Committee. Mr. Godshall’s incentive award was set at $360,000, Mr. McAree’s at $137,000, Mr. Knopf’s at $138,000, Mr. Schuermann’s at $127,000 and Mr. LaRose’s at $107,000.

Equity awards were granted in the form of restricted stock units with fifty percent vesting in equal installments on the first four anniversaries of the grant date and fifty percent vesting upon the achievement of corporate regulatory and financial performance milestones. Mr. Godshall was awarded 27,500 units, Mr. McAree 7,000 units, Mr. LaRose 6,000 units, Mr. Knopf 7,000 units and Mr. Schuermann 7,000 units.

Additional information regarding our executive compensation program, including these actions approved by the Compensation Committee, will be included in our 2015 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: February 25, 2015	By:	/s/ Lawrence J. Knopf
		Name:	Lawrence J. Knopf
		Title:	Senior Vice President, General Counsel and Secretary